Filed pursuant to Rule 424(b)(3)
Registration N0. 333-160235.

PROSPECTUS SUPPLEMENT
To prospectus dated June 25, 2009

Photronics, Inc.
835,151 Shares
Common Stock

This prospectus supplement relates to the offer and sale of an aggregate of 835,151 shares of common stock of Photronics, Inc., by the selling stockholders described under the heading “Selling Stockholders.” We issued warrants to the selling stockholders on May 15, 2009 in a private transaction and the warrants were registered pursuant to a universal shelf registration statement that we filed with the Securities and Exchange Commission on June 25, 2009. The registration statement was declared effective on July 9, 2009.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “PLAB.” The last reported sales price of our common stock as reported on the The Nasdaq Global Select Market on January 14, 2010 was $4.44 per share.

We will not receive any proceeds from the sale by the selling stockholders of shares of our common stock. The selling stockholders described in this prospectus supplement may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale, at a fixed or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended November 1, 2009 and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors which should be considered in an investment of the securities offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 15, 2010.

TABLE OF CONTENTS

Prospectus Supplement

Page
About This Prospectus Supplement	1
Special Note About Forward-Looking Statements	1
Use of Proceeds	2
Selling Stockholder	2
Plan of Distribution	2
Where You Can Find More Information	3
Experts	4

Prospectus
Page
About This Prospectus	1
Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities
Litigation Reform Act of 1995	2
About Photronics, Inc.	2
Risk Factors	3
Use of Proceeds	10
Ratio of Earnings to Fixed Charges	11
Description of Debt Securities	12
Description of Common Stock and Preferred Stock	27
Description of Warrants to Purchase Debt Securities	29
Description of Warrants to Purchase Common or Preferred Stock	30
Selling Stockholders	31
Plan of Distribution	32
Validity of the Securities	33
Experts	33
Where You Can Find More Information	33

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ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information in the accompanying prospectus is accurate only as of the date on the first page of the accompanying prospectus. You should also assume that the information contained in any document incorporated by reference herein and in the accompanying prospectus is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since these dates.

     These offering materials consist of two documents (a) this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein and (b) the accompanying prospectus, which gives more general information about common stock we may offer from time to time. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus or any document incorporated by reference therein.

     It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

     In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we”, “us”, “our”, and “Company” refer to Photronics, Inc. and its consolidated subsidiaries.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

      The prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference therein as set forth in “Where You Can Find More Information” in the accompanying prospectus, that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. In some cases, you can identify forward-looking statements by terminology such as “expect,” “anticipate,” “believe,” “plan,” “projects,” and similar expressions or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference as well as overall economic and business conditions; the demand for our products; competitive factors in the industries and geographic markets in which we compete; changes in federal, state and international tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); our ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including changes in the market price of our common stock; foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain additional financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions; the seasonal and cyclical nature of the semiconductor and flat panel display industries; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize our tools; our ability to achieve desired yields, pricing, product mix, and market acceptance of our products; changes in technology; and our ability to obtain necessary export licenses.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling stockholders of the common stock covered by this prospectus supplement and the accompanying prospectus. The selling stockholders will receive all of the net proceeds for sales of shares of our common stock offered by this prospectus supplement and the accompanying prospectus.

SELLING STOCKHOLDERS

     The shares of common stock covered by this prospectus supplement consist of 835,151 held as follows JP Morgan Chase Bank, National Association 188,164; RBS Citizens, National Association122,534; HSBC Bank, National Association 177,025; Citibank, N.A. 162,574; Bank of America, N.A. 118,017; and UBS Loan Finance LLC 66,837. The selling stockholders may from time to time offer and sell any or all of the shares of our common stock registered pursuant to this prospectus supplement and the accompanying prospectus.

     We cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock covered by this prospectus supplement and accompanying prospectus.

PLAN OF DISTRIBUTION

     The shares of common stock offered pursuant to this prospectus supplement and accompanying prospectus may be sold from time to time by the selling stockholders described herein in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold in one or more of the following transactions:
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq Global Select Market,

  in the over-the-counter market,

  in private transactions,

  through options, or

  a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus supplement and accompanying prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     The shares of common stock described in this prospectus supplement and accompanying prospectus may be sold from time to time directly by the selling stockholders, including as broker/dealers without any other intermediary. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through other broker/dealers or agents. The selling stockholders and any other broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus supplement and accompanying prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus supplement and accompanying prospectus. The selling stockholders, in their discretion, may elect not to sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus supplement and accompanying prospectus.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by Photronics, Inc. These expenses include the SEC’s filing fees and fees under state securities or “blue sky” laws. The selling stockholders will pay all discounts and selling commissions, if any.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. Our common stock is quoted on the Nasdaq Global Market under the symbol “PLAB” and our SEC filings can also be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to incorporate by reference into this document the information we filed with the SEC. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K filed with the SEC on January 8, 2010 for the fiscal year ended November 1, 2009;

     2. Our Definitive Proxy Statement on Schedule 14A filed on March 2, 2009 in connection with our 2009 Meeting of Shareholders; and

     3. The description of our common stock contained in Form S-8 filed with the SEC on June 18, 2008 (File No. 333-151763) and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K and other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the date of this prospectus and prior to the termination of the offering made hereby. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or superseded the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

     Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.photronics.com. The contents of our website are not incorporated by reference into this prospectus. You also may request a copy of these filings (excluding exhibits unless specifically incorporated into those documents), at no cost, by writing or telephoning our Vice President of Marketing and Corporate Communications at the following address:

Photronics, Inc,
Vice President, Marketing and
Corporate Communications
15 Secor Road
Brookfield, CT 06804
203-740-5646

EXPERTS

     The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended November 1, 2009 and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.